EXHIBIT 99.1


                                       The Peoples Holding Company (AMEX:PHC)
                                       P.O. Box 709
                                       Tupelo, MS 38801-0709
                                       Phone: (662) 680-1001
                                       Fax: (662) 680-1234
                                       www.thepeoplesbankandtrust.com


Press Release
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For additional information, contact:

        Jim Gray
        Executive Vice President, Investor Relations and Planning Director
        (662) 680-1217

        Stuart Johnson
        Executive Vice President and Chief Financial Officer
        (662) 680-1472

Date:  November 20, 2002


              PEOPLES HOLDING COMPANY INCREASES QUARTERLY DIVIDEND

At its monthly meeting on Tuesday, November 19, 2002, the board of directors of The Peoples Holding Company (AMEX: PHC) declared an increase in the quarterly cash dividend from twenty-six cents ($.26) to twenty-seven cents ($.27) per share. The dividend is payable January 2, 2003, to shareholders of record December 16, 2002. This action by the Company's board of directors increases the annual cash dividend to one dollar and eight cents ($1.08) per share and marks the sixteenth consecutive year in which the quarterly dividend has been increased.

In other action, the board approved expensing the fair value of stock options granted to employees, including options granted during the current year. This is in keeping with the Financial Accounting Standards Board Statement 123, "Accounting For Stock-based Compensation." Expensing the Company's stock options will have a dilutive effect of approximately $.01 per share for 2002. According to President and CEO, E. Robinson McGraw, this shareholder-oriented step was taken in response to the current national business climate, and is in line with the Company's historically conservative approach to business and financial management.

The Peoples Holding Company is the parent of Mississippi's fourth largest commercial bank headquartered in the state. Through its wholly owned subsidiary, The Peoples Bank & Trust Company, the Company is also parent of The Peoples Insurance Agency, Inc., which is located in Corinth, Louisville and Tupelo. The Peoples Bank & Trust Company has assets of approximately $1.3 billion and operates 40 community bank offices in 27 north and north central Mississippi cities.